EXHIBIT 10.605

December 18, 2001

Dr. Lewis T. Williams
125 Chapel Drive
Mill Valley, CA 94941

Dear Rusty:

I am writing to confirm certain of the terms of your continuing employment with Chiron. As you had discussed and agreed with Linda Short and me, we each expect that you will continue your employment relationship on the existing terms until January 2, 2002, unless you elect to terminate your employment earlier. We do not contemplate any continuing employment or consulting relationship after that date.

For your service through May 31, 2001, Chiron has accelerated the vesting of 40,000 of the 100,000 restricted share rights granted to you on January 2, 1998, which you will receive on your termination date. Chiron will also accelerate the vesting of 1,667 of such share rights for each full month of full or part-time employment after May 31, 2001, up to a maximum acceleration of 11,669 restricted share rights for seven full months, if your employment extends through to December 31, 2001. You will receive these shares on your termination date. This acceleration is subject to approval by the Board of Directors, which we will seek immediately, and to the execution by you of an acceptable form of general release and a covenant not to solicit for hire or hire directly or indirectly any Chiron employees into a commercial enterprise competitive with Chiron without Chiron's prior written consent. Thus, a total of up to 51,669 share rights of the January 2, 1998 restricted stock grant may vest through December 31, 2001. The remaining 48,331 (of the original 100,000) restricted share rights will expire unvested.

In lieu of any AIP compensation for 2001 and any other claim for cash compensation, severance or consulting, Chiron is prepared to enter into a cash deferred compensation arrangement under which you would be paid lump sums of $161,000 on March 1, 2002 and $193,500 on May 31, 2002, provided as to the May 31 payment only that through that date you had not joined a commercial enterprise that competes with Chiron and had not solicited or hired Chiron employees other than as agreed in advance with Chiron.

This letter supercedes and replaces entirely the provisions of our February 20, 2001 Letter Agreement. If these changes are consistent with your understanding, please sign and return to Linda Short a copy of this letter.

Very truly yours,

/s/ William G. Green Senior Vice President and General Counsel

Agreed: /s/ LEWIS T. WILLIAMS
Lewis T. Williams